                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                 --------------


                                    FORM 8-K


                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported): June 21, 1996




                              Derma Sciences, Inc.
             (Exact name of registrant as specified in its charter)





   Pennsylvania                      1-31070                  23-2328753
(State or other jurisdiction     (Commission                 (IRS employer
   of incorporation)              File Number)           identification number)







                              121 West Grace Street
                               Old Forge, PA 18518
                                 (717) 457-1232
                    (Address including zip code and telephone
                     number, of principal executive offices)




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Item 5.  Other Events

     On June 21, 1996, Derma Sciences, Inc. (the "Registrant") executed an Asset Purchase Agreement (attached as Exhibit 10.01 hereto), effective May 1, 1996, providing for the acquisition of certain assets of Morgan Paris, Inc., a former master distributor of the Registrant, for total consideration of $350,000 payable over two years. The acquired assets include customer lists, goodwill, territory sales records, business records and contract rights under Morgan Paris' master distributorship agreement with the Registrant. The latter agreement granted Morgan Paris exclusive sales and distribution rights with respect to the Registrant's wound care products in the states of Illinois, Indiana, Michigan, Minnesota, North Dakota, South Dakota and Wisconsin.

     In conjunction with the execution of the Asset Purchase Agreement, Morgan Paris and the Registrant executed a Settlement Agreement and Mutual Release dated June 21, 1996 (attached as Exhibit 10.02 hereto) wherein the parties agreed to fully settle and determine all differences between them which in any way relate to or arise out of the claims and counterclaims asserted in Morgan Paris, Inc. v. Derma Sciences, Inc., filed by Morgan Paris on or about September 7, 1994 in the United States District Court for the Southern District of Ohio (the "Court"). A stipulated entry of dismissal relative to the suit has been executed by the parties and filed with the Court. Upon approval of the foregoing stipulation by the Court, the suit will be dismissed with prejudice.

Item 7.  Financial Statements and Exhibits

         (a)  Not applicable
         (b)  Not applicable
         (c)  Exhibits:

               10.01 Asset Purchase Agreement dated June 21, 1996

               10.02 Settlement Agreement and Mutual Release dated June 21, 1996
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     Pursuant to the  requirements  of the Securities  Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                     DERMA SCIENCES, INC.



Date:  June 27, 1996                 By:  /s/  John T. Borthwick
                                          ----------------------
                                          John T. Borthwick
                                          President and Chief Executive Officer